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                                                                       Exhibit 2
                                                                       ---------
                              AMENDED AND RESTATED
                            SHARE OWNERSHIP, VOTING
                      AND RIGHT OF FIRST REFUSAL AGREEMENT


     This AMENDED AND RESTATED SHARE OWNERSHIP, VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT (the "Agreement") is entered into as of March 25, 1999 by and between Microfield Graphics, Inc., an Oregon corporation (the "Company"), and Steelcase Inc., a Michigan corporation ("Steelcase") and the executive officers and directors of the Company listed in Schedule A (the "Executives").

                                 RECITALS

     A. The parties hereto (other than Herbert S. Shaw and Ross K. Summers) are parties to that certain Share Ownership, Voting and Right of First Refusal Agreement dated as of March 19, 1998 (the "Original Agreement").

     B. Steelcase proposes to acquire, pursuant to a Common Stock Purchase Agreement dated as of March 25, 1999, 444,445 shares of the Company's Common Stock (the "Additional Shares").

     C. Steelcase, the Company and the Executives wish to amend and restate the Original Agreement in its entirety to reflect the acquisition of the Additional Shares, to add Herbert S. Shaw and Ross K. Summers as parties, to acknowledge that Scott McVay and Peter Zinsli are not parties to this Agreement and to incorporate certain other changes contained herein.

                                 AGREEMENT

     For good and valuable consideration including the promises contained herein, the parties agree as follows:

     1. Definitions. The following terms and phrases used in this Agreement shall have the meanings given in this Section 1:

          "Additional Shares" shall have the meaning set forth in the recitals of this Agreement.

          "Affiliate," in the case of Steelcase, means any other person or entity, directly or indirectly, controlled by or under direct or indirect common control with Steelcase; and in the case of any Executive, means any member of the Executive's immediate family or a trust for the benefit of such family member. For the purposes of this definition, "control" means

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the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Affiliates shall not mean employees of Steelcase acting in their individual capacities.

          "Beneficial owner" of Shares means a person who has or shares with respect to such shares (1) voting power, which includes the power to vote, or to direct the voting of, such Shares or (2) investment power, which includes the power to dispose, or to direct the disposition of, such Shares. "Beneficial ownership" shall be determined in accordance with the foregoing definition. Notwithstanding the foregoing, no Executive shall be deemed to be the beneficial owner of Shares where his power to vote or direct the voting is solely as a result of his appointment as proxy by another shareholder that is not an Affiliate of the Executive.

          "Business day" shall have the meaning given in Rule 14d-l(c) under the Exchange Act.

          "Closing" means the closing of the purchase by Steelcase pursuant to the Stock Purchase Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Executives" shall have the meaning given in the preamble of this Agreement.

          "Executive's Shares" means all Shares beneficially owned by each Executive, including Shares acquired after the date of this Agreement.

          "Group" shall have the meaning given in Rule 13d-5(b) under the Exchange Act.

          "Independent Director" for purposes of this Agreement shall mean any director who is not also employed by the Company. Initially, the Independent Directors shall be the Independent Directors listed on Schedule 3.3.

          "Lien" shall have the meaning given in Section 2 of this Agreement. "Proposed Transferee" shall have the meaning given in Section 6 of this Agreement.

          "Second Closing" means the closing of the purchase by Steelcase pursuant to the Second Stock Purchase Agreement.

          "Second Stock Purchase Agreement" shall mean that Common Stock Purchase Agreement dated March 25, 1999 between the Company and Steelcase pursuant to which Steelcase shall acquire the Additional Shares.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

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          "Shares" shall mean issued and outstanding shares of Common Stock of the Company and any other class or series of capital stock that at any time gives the holder the right to vote for the election of directors.

          "Steelcase Shares" means all Shares beneficially owned by Steelcase, including Shares acquired after the date of this Agreement.

          "Stock Purchase Agreement" shall mean that Common Stock Purchase Agreement dated March 16, 1998 between the Company and Steelcase.

          "Strategic Partner" shall mean any other person or entity that is not an Affiliate of Steelcase with whom Steelcase intends to enter into a business transaction relating to Steelcase's investment in the Company. The selection of a Strategic Partner requires the prior written approval of the Company, which the Company may not unreasonably withhold.

          "The Company" shall have the meaning given in the preamble of this Agreement.

          "Threshold Amount" shall have the meaning given in Section 3 of this Agreement.

          "Transfer" shall mean any sale, contract to sell, exchange, assignment, gift or other disposition (other than a pledge or encumbrance to secure a loan), whether voluntary or involuntary, because of any act or occurrence.

     2.   Representations.

          2.1 Steelcase. Steelcase represents and warrants that as of the date of this Agreement (a) it beneficially owns all the Shares purchased under the Stock Purchase Agreement and the Second Stock Purchase Agreement; (b) except as permitted by this Agreement, the Stock Purchase Agreement or the Second Stock Purchase Agreement, the Steelcase Shares are not subject to any lien, charge, pledge, security interest, adverse claim, obligation to sell or otherwise dispose or other encumbrance of any kind or nature whatsoever and however arising ("Lien"); and (c) neither the execution and delivery of this Agreement nor the observance or performance of its terms by Steelcase violates, or creates any Lien with respect to the Steelcase Shares, pursuant to any statute, ordinance, regulation, order, judgment or decree applicable to Steelcase or the Steelcase Shares or any agreements to which Steelcase or the Steelcase Shares are bound.

          2.2 Executives. Each Executive represents and warrants that as of the date of this Agreement (a) except as permitted by this Agreement, the Stock Purchase Agreement or the Second Stock Purchase Agreement, the Executive's Shares are not subject to any Lien (as

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defined above); and (b) neither the execution and delivery of this Agreement nor the observance or performance of its terms by the Executive violates, or creates any Lien with respect to the Executive's Shares, pursuant to any statute, ordinance, regulation, order, judgment or decree applicable to the Executive or the Executive's Shares or any agreements to which the Executive or the Executive's Shares are bound.

     3.   Voting of Shares Generally.

          3.1 Steelcase Shares Below Threshold Amount. Any Shares beneficially owned by Steelcase up to and including 1,054,445 Shares (as adjusted for any stock split, combination or stock dividend) (the "Threshold Amount") may be voted by Steelcase in its discretion without restriction except as set forth in
Section 3.3.

          3.2 Steelcase Shares Above Threshold Amount. With respect to all matters submitted to shareholders of the Company for a vote (other than elections of directors), all Shares beneficially owned by Steelcase in excess of the Threshold Amount shall be voted in proportion to the votes of all outstanding Shares actually cast including Shares up to and including the Threshold Amount, but not including abstentions or Shares beneficially owned by Steelcase in excess of the Threshold Amount.

          3.3 Director Elections. Steelcase and each Executive shall vote all of its or his Shares, including Shares in excess of the Threshold Amount, to elect the directornominees listed in Schedule 3.3 (or their respective successors selected in the manner described in Schedule 3.3); provided, however, that any party may vote its or his Shares against any such director-nominee if grounds exist to terminate the director-nominee "for cause" and such party provides a notification to the Company of the grounds for such conclusion. If any director-nominee listed in Schedule 3.3 is not elected as a result of the proviso in the preceding sentence, his successor shall be selected in the manner described in Schedule 3.3.

          3.4 Affiliates and Strategic Partners. Each party agrees that the voting provisions set forth in this Agreement shall apply to Shares transferred by such party to its or his Affiliates or to a Strategic Partner and that prior to any such transfer such Affiliates or Strategic Partner shall have agreed in writing to be bound by the provisions of this Section 3.

     4.   Restrictions on Transfer.

          4.1 Executives. Each Executive shall not transfer any of his Shares in a private sale (excluding market transactions), except in accordance with
Section 6 of this Agreement. In addition, each Executive has not transferred since March 16, 1999 through the date of this Agreement and shall not transfer any of his Shares, including Shares acquired by the exercise of stock options, in a market transaction until after the Company publicly announces its earnings for the second quarter of fiscal year 1999 (the "Earnings Announcement"). Each Executive agrees that in the event that he has transferred since

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March 16, 1999 or does transfer any of his Shares in a market transaction prior to the Earnings Announcement, he shall immediately pay to the Company the amount of any gain he realized on such transfer to the extent that the purchase price paid for his Shares in such transaction exceeded $2.25 per share.

          4.2 Steelcase. Steelcase shall not transfer any Shares until the second anniversary of the Closing, other than (a) to a Steelcase Affiliate or
(b) up to 50% of the Steelcase Shares (as determined immediately prior to the first transfer of Shares by Steelcase to any transferee) to any one Strategic Partner. Notwithstanding the foregoing, the obligations set forth in this Agreement shall continue to be applicable to (y) any Steelcase Affiliate or Strategic Partner who is a transferee of Steelcase's Shares, and (z) any transferee after the second anniversary of the Closing if such transferee obtained the Shares from Steelcase in a private sale (excluding market transactions) and, in each case, the transferee shall have agreed in writing to be bound by the provisions of this Agreement affecting the transferred Shares.

     5. Acquisition of New Shares. Each party agrees that any Shares acquired by such party, whether by purchase or otherwise, shall be subject to the terms of this Agreement.

     6.   Right of First Refusal.

          6.1 Proposed Transfers. If any Executive proposes to sell any of such Executive's Shares to any person or group (a "Proposed Transferee") in one or a series of related transactions in a private sale (excluding market transactions), no such sale shall be completed unless the Executive first gives Steelcase a written notice of such proposed sale. Upon receipt of such notice, Steelcase shall have the right to purchase all the Executive's Shares offered to the Proposed Transferee upon substantially the same terms and conditions offered to the Proposed Transferee. Steelcase must respond to such notice with an offer to buy the Executive's Shares within ten business days after receipt of the notice, after which time the Executive may sell to the Proposed Transferee on the specified terms. If the Executive has not consummated the sale to the Proposed Transferee within 90 days after the date of giving the required notice to Steelcase, the proposed sale shall again be subject to this Section 6.1 and another notice to Steelcase is required.

          6.2 Transfers Not Subject to Rights of First Refusal. This Section 6 shall not apply to any transfer (a) by an Executive to any Affiliate provided, however, that with respect to a transfer of any Shares permitted pursuant to this clause, the obligations set forth in this Agreement shall continue to be applicable to the transferee of such Shares and provided further that the transferee of such Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the transferred Shares; or (b) pursuant to a business combination that is approved by the Company's Board of Directors including a majority of the Independent Directors.

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   7.     Right of First Offer.  If the Company proposes to sell, for cash, any
Shares to any person or group (including in a public offering), the Company shall first make an offering of such Shares to Steelcase in accordance with the following provisions:

          7.1 Notice. The Company shall deliver a notice by confirmed facsimile transmission, certified mail, or a nationally recognized overnight courier service ("Notice") to Steelcase stating (a) the Company's bona fide intention to offer such Shares, (b) the number of such Shares to be offered (including any Shares to be offered for the account of any shareholder), and (c) the price and a summary of the terms, if any, upon which the Company proposes to offer such Shares.

          7.2 Election to Purchase. By written notification received by the Company within 20 calendar days after receipt of the Notice, Steelcase may elect to purchase or obtain, at the price and on the terms specified in the Notice all, but not less than all, of the Shares specified in the Notice.

          7.3 If Steelcase declines to purchase such Shares, the Company may, during the 270 day period following the expiration of the election period, offer the Shares to any person or persons (including in a public offering) at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not sell the Shares within such period, the right provided hereunder shall be deemed to be revived, and such Shares shall not be offered unless first reoffered to Steelcase in accordance with this Section.

          7.4 The right of first offer in this Section 7 shall not be applicable to (a) Shares issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock incentive plan or restricted stock plan approved by the Company's Board of Directors, (b) Shares issued or issuable upon conversion of any convertible securities, (c) securities issued or issuable to banks or equipment lessors, provided such issuances are for other than primarily equity financing purposes and are not for more than 5 percent of the outstanding Shares of the Company, and (d) securities issued in connection with business combinations approved by the Company's Board of Directors including a majority of the Independent Directors.

     8. Term and Termination. This Agreement shall become effective upon execution and shall continue in full force and effect until the earlier of (a) such time as Steelcase or any Steelcase Affiliate beneficially owns less than 5 percent of the outstanding Shares of the Company for a period continuing for more than one year, (b) the fifth anniversary of the Closing, or (c) the date upon which Steelcase and/or its Affiliates beneficially own more than 50 percent of the outstanding Shares of the Company. Except as otherwise expressly provided in this Agreement, the obligations and restrictions set forth in this Agreement shall not apply to any person who acquires beneficial ownership of Shares pursuant to a transfer permitted by this Agreement. The obligations and restrictions set forth in this Agreement shall cease to

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apply to any Executive after such Executive ceases to be a director or executive officer of the Company. The Company shall give Steelcase notice within a reasonable period after any Executive ceases to be a director or officer of the Company.

     9. Specific Performance. The parties to this Agreement acknowledge and agree that it is impossible to measure in money the damages that will accrue to a party or to their successors, heirs, personal representatives or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable, and appropriate injunctive relief may be applied for and granted in connection with the enforcement of this Agreement. If any party to this Agreement or his or its successors, heirs, personal representatives or assigns institutes any action or proceeding to enforce specifically any provision of this Agreement, any person against whom such action of proceeding is brought waives the claim or defense that such party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists. Such equitable remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any party may have under this Agreement or otherwise.

     10. Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement. No party to this Agreement shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in such instruments and documents, and each party shall promptly do all such acts and take all such measures as may be appropriate to enable him or it to perform as early as practicable the obligations herein and therein required to be performed by them.

     11. Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the state of Oregon, exclusive of choice of law rules.

     12. Amendment. This Agreement, other than Sections 6 and 7, may be amended, or its terms waived, only by an instrument in writing signed by Steelcase, the Executives and the Company. The provisions of Section 6 may be amended, or its terms waived, only by an instrument in writing signed by Steelcase and the Executive selling Shares. The provisions of Section 7 may be amended, or its terms waived, only by an instrument in writing signed by Steelcase and the Company.

     13. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

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     14.  Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors, and other legal representatives.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

     16. No Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the parties hereto and nothing in this Agreement shall confer rights or benefits on any third party.

     17. Removal of Parties. This Agreement hereby acknowledges that Scott McVay and Peter Zinsli, who are parties to the Original Agreement, are no longer executive officers of the Company and therefore are not parties to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              MICROFIELD GRAPHICS, INC.


                                   /s/ John B. Conroy
                              ------------------------------------------------
                              John B. Conroy
                              President and Chief Executive Officer


                              STEELCASE INC.


                                  /s/ James P. Hackett
                              ------------------------------------------------
                              James P. Hackett
                              President and Chief Executive Officer


                              EXECUTIVES:


                                   /s/ John B. Conroy
                              ------------------------------------------------
                              John B. Conroy

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                                   /s/ Ross K. Summers
                              ------------------------------------------------
                              Ross K. Summers


                                   /s/ Randall R. Reed
                              -----------------------------------------------
                              Randall R. Reed


                                   /s/ Michael W. Stansell
                              -----------------------------------------------
                              Michael W. Stansell


                                  /s/ Donald H. Zurstadt
                              -----------------------------------------------
                              Donald H. Zurstadt


                                  /s/ William P. Cargile
                              -----------------------------------------------
                              William P. Cargile


                                 /s/ Herbert S. Shaw
                              -----------------------------------------------
                              Herbert S. Shaw

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                                 SCHEDULE A
                                 EXECUTIVES


John B. Conroy

Ross K. Summers

Randall R. Reed

Michael W. Stansell

Donald H. Zurstadt

William P. Cargile

Herbert S. Shaw

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                                  SCHEDULE 3.3

                               DIRECTOR-NOMINEES


John B. Conroy (or the successor Chief Executive Officer of the Company)

William P. Cargile (or his successor selected as described below)

Herbert S. Shaw (or his successor selected as described below)

James P. Keane (or a successor designated in writing by Steelcase)

One other director-nominee acceptable to the majority of the directors then in office.

     If Mr. Cargile or Mr. Shaw are no longer serving as directors, the parties shall vote for an independent, outside director-nominee acceptable to the majority of the directors then in office as a successor.

Messrs. Cargile, Keane and Shaw shall be considered the initial "Independent Directors" for purposes of the Amended and Restated Share Ownership, Voting and Right of First Refusal Agreement.

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